Exhibit 10.48

FIRST AMENDMENT TO CONSULTING AGREEMENT

This First Amendment to Consulting Agreement (the “Amendment”) is effective as of the 20th day of September, 2023 (“Effective Date”), and is made by and between Goodness Growth Holdings, Inc., a British Columbia corporation with a mailing address of 207 South Ninth Street, Minneapolis, MN 55402 (the “Company”) and Grown Rogue Unlimited, LLC, an Oregon limited liability company with a mailing address of 550 Airport Road, Medford, OR 97501 (“Consultant”).

RECITALS:

A.  Company and Consultants are parties to a written Consulting Agreement dated May 24, 2023 (the “Consulting Agreement”) wherein Consultant is providing certain consulting services.

B.  Company and Consultant desire to amend certain terms the Consulting Agreement to as specifically set forth in this Amendment to adjust the terms of the compensation paid by Company to Consultant and warrants issued by Company to Consultant.

NOW THEREFORE, in consideration of mutual agreements contained herein, Company and Consultant hereby agree that the Consulting Agreement is hereby amended as follows:

1.Definitions:  Any term or phrase with an initial capitalized letter shall have the meaning given it in this Amendment, or if not so defined, shall have the meaning given it in the Consulting Agreement.

2.Section 3. Compensation A. Fees is hereby deleted and the following substituted therefor:

A.	Fees.

i. For the services described in Exhibit B, except as specifically described in this Section 2.A, during the Term of this Agreement Company agrees to pay Consultant a sum equal to Twenty Per Cent (20%) (the “Base Fees”) of any increase (the “ANI Increase”) in Company’s quarterly adjusted net income from operations (~~the~~ “ANI”) for the ~~aggregate of~~ Company’s Minnesota business operations (the Minnesota Business”) and Maryland business operations (the “Maryland Business”) over the ~~Q4 (October 1 through December 31) 2022 ANI~~ Baseline ANI (as defined in Exhibit C) ~~plus~~ as such calculated Baseline ANI may be increased by the amount of any annual increase in CPI-U (all items) for the period between June 1, 2023, and the date of calculation ~~for such operations~~. Base Fees for each of the Company’s Minnesota and Maryland operations shall be calculated separately for each of Company’s fiscal quarters using ANI as described in, and calculated in accordance with, Exhibit C. Company will pay Consultant a minimum monthly amount of $25,000 for Maryland and $25,000 for Minnesota (respectively, the “Maryland Minimum Monthly Fee” and the “Minnesota Minimum Monthly Fee”). The Parties agree that the Maryland Minimum Monthly Fee and the Minnesota Minimum Monthly Fee paid by Company will be credited to any amount owed by Company to Consultant for quarterly Base Fees. Notwithstanding anything to the contrary, the Base Fees for the Maryland Business for the period July 1, 2023, through September 30, 2023, shall be $25,000 per month.

ii. If Company determines, acting reasonably and in good faith, that the quarterly ANI Increase for a given fiscal quarter is at least Fifty Per Cent (50%) attributable to Consultant’s services described in Exhibit B, Company shall pay Consultant an additional sum up to Seven and a Half Per Cent (7.5%) of ANI Increase (the “Additional Base Fees”). If Company determines, acting reasonably and in good faith, that the quarterly ANI Increase for a given fiscal quarter is at least Seventy-Five Per Cent (75%) attributable to Consultant’s services described in Exhibit B, Company shall pay Consultant an additional sum up to Seven and a Half Per Cent (7.5%) of ANI Increase (the “Final Additional Base Fees”).

iii. For the purposes of calculating Additional Base Fees and Final Additional Base Fees, Company shall provide Consultant with its determination of the ANI Increase attributable to Consultant’s services within thirty (30) days of the end of Company’s fiscal quarter (the “Fee Attribution Statement”) on a form mutually agreeable to both Parties.  Consultant shall have ten (10) days to accept or dispute the Fee Attribution Statement or dispute Company’s calculation pursuant to Section 3.B. If Consultant does not respond to the Fee Attribution Statement within the ten (10) day period (the “Fee Attribution Statement Review Period”), Consultant shall forfeit any dispute rights and Company shall make any payment for Additional Base Fees and Final Additional Base Fees in accordance with its calculation set forth on the Fee Attribution Statement.

3.Section 3. Compensation D. Payment shall be amended to add the following sentence at the beginning of the Section: “Company shall pay the Maryland Minimum Monthly Fee and the Minnesota Minimum Monthly Fee to Consultant for each calendar month within thirty (30) days after the end of such month.” The remainder of the text in this subsection shall be unamended.

4.Section 3. Compensation G. Consultant Warrants shall be amended at the end of the Section and the remainder of the Section shall be unamended: “If the Consulting Agreement is terminated due to a Company Insolvency Event, any outstanding Consultant warrants granted to Company shall be cancelled and terminated with immediate effect.” The remainder of the text in this subsection shall be unamended.

5.The definition of “Baseline ANI” in Exhibit C shall be amended in its entirety to state “'Baseline ANI' is the amount of USD$2,499,899, which is equal to the sum of the ANI calculated as the average of the ANI for Q3 2022 and Q4 2022 for the Minnesota business of Company and the average of the ANI for Q1 2022, Q2 2022, Q3 2022, and Q4 2022 for the Maryland business of Company.” Exhibit C to the Consulting Agreement is hereby deleted and the attached Exhibit C-1 substituted therefor. All references in the Consulting Agreement to Exhibit C shall be deemed to refer to Exhibit C-1.

6.Effect.  Except as specifically amended by this Amendment, the terms of the Consulting Agreement shall remain in full force and effect and are hereby ratified by the parties.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Consulting Agreement to be executed as of the Effective Date first above written.

[Signature Page Omitted]

EXHIBIT C-1

to

Independent Consultant Agreement

Following is a description of the calculation of Adjusted Net Income (“ANI”) for purposes of the Consulting Agreement between Company and Consultant. Consultant’s compensation will be based on the improvement in Company’s quarterly ANI for its markets in MN and MD relative to a preset baseline. ANI will be calculated separately for the Maryland Business and the Minnesota Business for each relevant period.

1.	Quarterly Consolidating Income Statements

ANI shall be calculated by market and operating entity in order to measure the contribution from the MN and MD markets. Company’s Accounting department shall be responsible for providing Consultant a consolidating income statement every quarter, which will match Company’s publicly-filed, GAAP-compliant income statement on a consolidated basis.

2.	Calculation of ANI

Quarterly ANI is calculated for each market with the following steps:

●	Revenue
●	Minus product costs
●	Minus selling, general and administrative expenses
●	Minus interest expense, for operating entities only
o	Corporate interest expense is excluded
●	Plus (minus) other income (expenses)
●	Minus current income tax expense
●	Minus inventory adjustment, as defined below
●	Minus CapEx adjustment, as defined below

The following line items from Company’s publicly-filed income statements are excluded from the calculation:

●	Inventory valuation adjustments
●	Stock-based compensation expenses
●	Depreciation
●	Amortization
●	Impairment of long-lived assets
●	Loss on sale of property and equipment
●	Gain on disposal of assets
●	Deferred income tax expense
●	Any other extraordinary or nonrecurring items that may arise in the future, as mutually agreed upon by both Parties in good faith.

Defined terms from the calculated are defined below:

●	“Inventory Adjustment”: this adjustment is intended to capture the cash flow impact of Company’s accumulation or depletion of inventory. It is calculated as the quarterly change in inventory from the balance sheet, plus the inventory valuation adjustment from the income statement.
●	“Capital Expenditures Adjustment”: This adjustment is intended to deduct a depreciation charge for any capital expenditures that Consultant recommends to Company, which Company has the absolute right to accept or deny in its sole discretion. For any such recommended capital expenditures, the amount of depreciation charged against the asset in accordance with GAAP guidelines will be deducted from ANI for the duration of the Consulting Agreement.
●	“Baseline ANI” is the amount of ~~USD$2,140,260~~ USD$2,778,524 for the Minnesota Business and USD$(278,625) for the Maryland Business~~, which is equal to ANI for the MN and MD markets in Q4 2022~~.

Other notes on the calculation of ANI:

●	The Company’s current income tax expense is calculated on a consolidated basis for MN~~, NY,~~ and MD, so it must be manually allocated to the MN and MD markets based on proportional gross profit for the quarter.